Exhibit 10.1

EMPLOYMENT AGREEMENT OF LESLIE JOHNSTON BROWNE

This employment agreement (the “Agreement”) is made and entered into as of the 14th day of July, 2004, by and between Pharmacopeia Drug Discovery, Inc., (hereinafter the “Company”), and Leslie Johnston Browne, Ph.D. (hereinafter “Dr. Browne”).

RECITALS

WHEREAS, the Company desires to employ Dr. Browne to render services in the capacity of President and Chief Executive Officer of Pharmacopeia Drug Discovery, Inc. (“President and Chief Executive Officer”) on the terms set forth in this Agreement;

WHEREAS, Dr. Browne desires to render services during the term of this Agreement in the capacity of President and Chief Executive Officer on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.                                       Employment.

a.                                       The Company agrees to employ Dr. Browne as President and Chief Executive Officer upon the terms and conditions set forth in this Agreement.

b.                                      Dr. Browne’s duties, powers and responsibilities as President and Chief Executive Officer shall be those which are customary for such position, as may be determined from time to time by the Board of Directors of the Company (“the Board”).  Dr. Browne agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of the Board.

c.                                       The position of President and Chief Executive Officer is a full-time position.  Dr. Browne agrees to devote his full time effort, attention, and energies to this position.  Dr. Browne will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company.  Prior to serving on any other board of directors, Dr. Browne shall obtain the written permission of the Board, which shall not be unreasonably withheld.  Dr. Browne agrees to abide by the policies, and rules and regulations of the Company as they may be amended from time to time.

2.                                       Term.

a.                                       The employment of Dr. Browne as President and Chief Executive Officer under this Agreement is for an initial term of one year beginning on

Dr. Browne’s first date of employment by the Company, August 9, 2004 (the “Start Date”).

b.                                      Unless earlier terminated under the provisions of this Agreement, this Agreement will renew automatically for successive one year periods at the conclusion of the initial term and any succeeding renewal terms (collectively, the “Term”), unless either party notifies the other in writing, at least one year in advance, of its intention not to renew the Agreement at the expiration of the initial or renewal term.

3.                                       Compensation.

a.                                       For his services under this Agreement as President and Chief Executive Officer, Dr. Browne will be paid by the Company an initial base salary of Three Hundred Fifty Thousand Dollars ($350,000) per year (“Base Salary”).  The Base Salary will be paid in equal installments, less normally applicable payroll deductions, in accordance with the Company’s regular payroll schedule.  Dr. Browne’s compensation will be reviewed on or before February 28 of each year to determine whether his compensation level shall be adjusted in a manner commensurate with his performance in the prior year of service.

b.                                      Dr. Browne shall be entitled to a signing bonus of $100,000.  One half of this bonus ($50,000), less normally applicable payroll deductions, shall be paid as soon as practicable after the Start Date.  The remainder ($50,000), less normally applicable payroll deductions, shall be paid six months after the Start Date.

c.                                       Beginning January 1, 2005, Dr. Browne shall participate in the Company’s Bonus Program for Senior Management, which shall provide an annual bonus target of fifty percent (50%) of Dr. Browne’s Base Salary, as determined in accordance with the Company’s existing compensation policy.  Such amounts payable to Dr. Browne under the bonus program shall be referred to herein as the “Incentive Bonus.”  Incentive Bonuses will be paid on the March 1 following the completion of each calendar year, provided Dr. Browne is employed or is receiving severance payments on that date, or upon the expiration of the Term (as described in Section 4(g)).

d.                                      From time to time, Dr. Browne may be granted the option to purchase Company stock under the terms of the Company’s Stock Option Plan, or similar employee stock option plans in effect from time to time.  Such stock option grants shall be subject to the terms of the applicable stock option plan(s) then in effect.

e.                                       Dr. Browne shall be granted on the Start Date three hundred thousand (300,000) options to purchase Company stock, priced at the fair market value on the date of the grant.  The vesting schedule for these options shall be as follows:  25% of these options shall be vested after one year (from the date of the grant) and 1/48 of the options shall vest on the first of each month thereafter.  These options are intended to be incentive stock options as defined under section 422 of the Internal Revenue Code of 1986 and any regulations promulgated thereunder.  However, to the extent the option grant fails to satisfy any requirement of section 422(d) of the Code, the affected options shall be treated as non-qualified stock options.

4.                                       Termination; Resignation; Permanent Disability; Death.   Dr. Browne’s employment as President and Chief Executive Officer may be terminated at any time by action of the Board for any reason.  In the event of termination of his employment, the Company shall have no liability to Dr. Browne as President and Chief Executive Officer for compensation or benefits except as specified in this Section 4 or as required by the Company’s benefits policy.

a.                                       Involuntary Termination Without Cause.  If Dr. Browne’s employment as President and Chief Executive Officer is terminated involuntarily by the Board, without “Cause” (as defined below), during the Term, the Company shall:

(1)                                  Pay Dr. Browne all compensation and benefits accrued, but unpaid, up to the date of his termination.  Dr. Browne’s Incentive Bonus for the calendar year in which his employment is terminated shall be paid on a pro rata basis, based on the actual percentage of target bonuses determined by the Company’s Board of Directors for the year in which the termination occurs.

(2)                                  Continue to pay Dr. Browne each month, for a period of twenty-four (24) months, an amount equal to one twelfth of his annual Base Salary in effect as of the date of termination.  The Company will maintain Dr. Browne’s group medical coverage during the period he is receiving payments under this Section 4(a)(2).

(3)                                  Allow all vested options to be exercisable pursuant to the terms of the stock option agreement(s) under which the options were granted.

(4)                                  If the termination occurs in the first year of the Term, twenty-five percent (25%) of the initial option grant will immediately vest on the termination date.

b.                                      Termination by Dr. Browne for Good Reason.  In the event Dr. Browne terminates this Agreement with at least ninety (90) days’ written notice and for “Good Reason,” as defined below, during the Term, he shall be entitled to receive the benefits provided in Section 4(a) above.  For purposes of this Section 4(b), “Good Reason” shall be provided by the occurrence of any of the following events:  i) Dr. Browne’s removal as President and Chief Executive Officer of the Company or any other material adverse change by the Company in Dr. Browne’s duties, authority or responsibilities as President and Chief Executive Officer of the Company; ii) a reduction of more than twenty percent (20%) of Dr. Browne’s base salary, unless made with Dr. Browne’s express written consent; iii) a material reduction in the kind or level of employee benefits such that Dr. Browne’s overall benefits package is significantly reduced, unless made with Dr. Browne’s express written consent; iv) if as a result of a relocation of the Company to a facility more than fifty (50) miles from the Company’s current location, Dr. Browne is required to relocate his residence, unless made with Dr. Browne’s express written consent; v) a material breach of this Agreement by the Company that has not been cured within thirty (30) days after written notice thereof by Dr. Browne to the Company; or vi) a change of control (as defined in Section 4(c)) of the Company that materially changes Dr. Browne’s duties, title or responsibility.

c.                                       Termination Without Cause in Connection with Change of Control.  In the event that Dr. Browne’s employment as President and Chief Executive Officer is terminated involuntarily by the Board without Cause in connection with a “change of control” (as defined below) of the Company: i) Dr. Browne shall be entitled to receive the benefits provided in Section 4(a) above; ii) all stock options granted to Dr. Browne that are then unvested shall immediately vest; and iii) Dr. Browne shall receive pro rata Incentive Bonuses for the period during which he is receiving payments under Section 4(a)(2), equal to the average Incentive Bonus he received in each of the three years immediately prior to the termination or, if less than three years’ of bonus history is available, his target bonus for the year in which the termination occurs.

For purposes of this Agreement, a “change of control” means that any of the following events has occurred:

(i)                                     Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company;

(ii)                                  A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; or

(iii)                               The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

d.                                      Termination for Cause.  If  Dr. Browne’s employment is terminated as President and Chief Executive Officer for “Cause” as defined below during the Term, the Company shall pay Dr. Browne all accrued, but unpaid, compensation and benefits which are then due and owing as of the date of his termination.  He shall not be entitled to receive a pro rata Incentive Bonus for the calendar year in which the termination occurs, or any of the amounts specified in Section 4(a).  The Company shall have the right to setoff any amounts due to Dr. Browne by any amounts owed by Dr. Browne to the Company at the time Dr. Browne’s employment terminates and he hereby authorizes the Company to make this setoff.

Dr. Browne’s employment may be terminated for “Cause” at any time upon delivery of written notice to Dr. Browne.  “Cause” means the occurrence of any of the following events:  i) any gross failure on the part of Dr. Browne (other than by reason of disability as provided in Section 4(f)) to faithfully and professionally carry out his duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Board, provided that the Board shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; ii) Dr. Browne’s material dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct which is intended to injure or which injures or is likely to injure the business of the Company; iii) Dr. Browne’s conviction for any felony or for any other crime involving moral turpitude, whether or not relating to his employment; iv) Dr. Browne’s insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Dr. Browne to perform the same; v) Dr. Browne’s failure to comply with a lawful, written direction of the Board, which is consistent with Dr. Browne’s duties and responsibilities as President and Chief Executive Officer with the Company; or vi) any wanton and willful dereliction of duties by Dr. Browne.  The existence of any of the foregoing events or conditions shall be determined by the Board in the exercise of its reasonable judgment.

e.                                       Voluntary Resignation.  In the event that Dr. Browne shall voluntarily resign as President and Chief Executive Officer:

(1)                                  Dr. Browne shall provide the Company’s Board of Directors with ninety (90) days’ advance written notice of his intention to resign voluntarily.

(2)                                  Following the effective date of his resignation, the Company shall be relieved of all other obligations to pay compensation to Dr. Browne, except that the Company shall immediately pay Dr. Browne all accrued, but unpaid, Base Salary and any other unpaid expenses or expense reimbursement.

f.                                         Disability.  If Dr. Browne becomes disabled for more than one hundred eighty (180) days in any twelve (12) month period, the Company shall have the right to terminate his employment without further liability upon written notice to Dr. Browne.  Dr. Browne shall be deemed disabled for purposes of this Agreement either i) if he is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or ii) if in the exercise of the Company’s reasonable judgment, due to accident, mental or physical illness, or any other reason, he cannot perform his duties as President and Chief Executive Officer.  In the event the Company shall terminate Dr. Browne due to disability, as described above, Dr. Browne shall be entitled to receive the benefits set forth in Section 4(a), reduced by the amount of any disability plan or insurance benefit paid to him.

g.                                      Non-renewal.  Following the expiration of the Term by reason of timely notice of non-renewal by the Company in accordance with Section 2(b), Dr. Browne shall be entitled to receive the benefits set forth in Section 4(a) above, except that the severance described in Section 4(a)(2) shall be for a period of twelve (12) months following the expiration of the Term.  Upon the expiration of the Term by reason of timely notice of non-renewal by Dr. Browne, Dr. Browne will remain eligible to receive a pro rata Incentive bonus for the year in which the Term expires.  In the event the Term expires by reason of timely notice of non-renewal, the twenty-four (24) month time period set forth in Section 12 of this Agreement shall be reduced to twelve (12) months following the expiration of the Term.

h.                                      Death.  In the event of the death of Dr. Browne, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of his death.

i.                                          No Mitigation.  Dr. Browne has no duty to mitigate any payment obligations of the Company under this Section 4.

j.                                          Certain Additional Payments.  If any of the benefits or payments under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, the Company shall pay Dr. Browne in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Dr. Browne after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 4(g) shall be equal to the Total Payments.  Such payments shall be made by the Company to Dr. Browne as soon as practical following a determination that any of the Total Payments will be subject to the Excise Tax, but in no event beyond thirty (30) days from such date.

All determinations required to be made under this Section 4(j), including whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, shall be made by a nationally recognized accounting firm

(the “Accounting Firm”) mutually acceptable to the parties.  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Dr. Browne within 10 days after a request for such determinations are made by Dr. Browne or the Company.  Any such determination by the Accounting Firm shall be binding upon the Company and Dr. Browne.  For purposes of determining the amount of the Gross-Up Payment, Dr. Browne shall be deemed to pay Federal, state and local income taxes at the highest marginal rates applicable to Dr. Browne as of the date of the determination.

5.                                       Board Membership.  As President and Chief Executive Officer, Dr. Browne shall at all times be nominated by the Board to serve on the Company’s Board of Directors, subject to election by the stockholders.

6.                                       Vacation and Holiday.  Dr. Browne shall be entitled to four weeks’ vacation each year and to those holidays observed by the Company.  As an essential employee of the Company, Dr. Browne shall schedule his vacation and holiday observances so as not to unreasonably interfere with the performance of his duties as President and Chief Executive Officer.

7.                                       Health Insurance; Life Insurance; Other Fringe Benefits. Dr. Browne shall be entitled to the benefit of such group medical, accident and long-term disability insurance as the Company shall make available from time to time to its executive employees.

8.                                       Relocation and Temporary Housing.  The Company will pay for the reasonable, properly documented costs of relocating Dr. Browne’s household goods to the Princeton, New Jersey area from San Francisco, California, in accordance with Company policy.  The Company will also provide Dr. Browne with a payment of $4,000 per month for nine months, to be used for temporary housing in the Princeton, New Jersey area.  It is anticipated that Dr. Browne will obtain permanent housing in the Princeton, New Jersey area prior to one year after the Start Date.

In addition, the Company will pay for up to nine (9) trips between the Princeton, NJ area and San Francisco, CA for Dr. and/or Mrs. Browne, in connection with house-hunting or the sale or rental of their San Francisco residence.

The Company will also reimburse closing costs associated with the purchase of a residence in the Princeton, New Jersey area along with associated reasonable and customary expenses.  To the extent that the relocation cost and closing cost reimbursements are taxable to Dr. Browne, the Company will gross-up the payment such that the net amount received by Dr. Browne equals the amount of the reimbursable expenses.

Upon the signing of a contract to purchase, lease or rent a residence in Princeton, New Jersey, the Company will pay Dr. Browne a relocation bonus of one hundred thousand dollars ($100,000), which Dr. Browne agrees to return to the Company in the event the closing on such residence is not consummated.  In the event Dr. Browne sells his California residence within twelve (12) months of the Start Date, he will receive an additional payment of fifty thousand dollars ($50,000) upon verification of the closing of that sale.

Should Dr. Browne voluntarily terminate his employment with the Company prior to one (1) year from the date of this Agreement, Dr. Browne will repay to the Company one half of all monies paid to him or on his behalf in association with his relocation and temporary housing, not to exceed the net amount received by him after taxes.  The Company may collect any such mandatory repayments, in full or in part, by deducting them from amounts otherwise due Dr. Browne from the Company, and Dr. Browne hereby authorizes such deduction.

9.                                       Professional Expenses.  Dr. Browne will be reimbursed in accordance with the Company’s policy and procedure for the reasonable costs of properly documented professional and business related travel expenses required in the course of his employment.  The Company will also pay for appropriate professional dues and memberships, which must be approved in advance by the Board.

10.                                 Legal Fees.  Dr. Browne shall be entitled to reimbursement by the Company for any legal fees he may incur in connection with the negotiation and execution of this Agreement, in an amount not to exceed $10,000.

11.                                 Confidential Information.  Except as reasonably necessary to perform his duties as President and Chief Executive Officer, Dr. Browne agrees not to reveal to any other person or entity or use for his own benefit any confidential information of or about Company or its operations, both during and after his employment under this Agreement, including without limitation marketing plans, financial information, key personnel, employees’ salaries and benefits, customer lists, pricing and cost structures, operation methods and any other information not available to the public, without the Company’s prior written consent.

12.                                 Non-Competition.  Dr. Browne shall not, during the course of his employment with the Company or for a period of twenty-four (24) months thereafter, directly or indirectly:

a.                                       Be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding the foregoing, Dr. Browne may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which Dr. Browne shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership thereof.

b.                                      solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so;

c.                                       cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or

d.                                      solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

The Company’s obligation to make payments pursuant to Section 4 above shall terminate in the event that, and at such time as, Dr. Browne is in breach of his obligation not to compete as set forth in this Section 12.  For purposes of this Section, the term “Competing Entity” shall mean any entity which is in possession of drugs substantially similar to those of the Company that are in pre-clinical development or clinical trials, or which is presently or hereafter engaged in the business of providing to third parties chemistry products or services for pre-clinical drug discovery or chemical development which i) include the outlicensing of small molecule libraries, the undertaking of drug candidate screening, and/or related drug optimization activities; or  ii) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services.  The term “Territory” shall mean North America, Europe and Japan.  Notwithstanding anything in the above to the contrary, Dr. Browne may engage in the activities set forth in Section 12(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld.  In determining whether a specific activity by Dr. Browne for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of i) the duties to be performed by Dr. Browne, and ii) the business activities of the Competing Entity at the time of Dr. Browne’s proposed engagement by such entity.

Dr. Browne acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including without limitation the Company’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest).  Dr. Browne acknowledges and agrees that, in the event that he breaches any of the covenants set forth in this Section, the Company may be irreparably harmed and may not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law.  If any covenant set forth in this Section 12 is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects.  In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid, and enforceable in all respects.

13.                                 Arbitration.  Any and all disputes between the parties (except actions to enforce the provisions of Section 12 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration.  Any arbitration hereunder shall be conducted in Princeton, New Jersey, and any arbitration award shall be final and binding on the Parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the District of  New Jersey.  The parties consent to the jurisdiction of (and the laying of venue in) such court.

14.                                 Waiver.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party of any provision of the Agreement.

15.                                 Severability.  In the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect, and any such section, paragraph, or term shall be deemed modified to the extent to make it enforceable.

16.                                 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, and the heirs, executors or personal representatives of Dr. Browne.  This Agreement may not be assigned by Dr. Browne.  This Agreement may be assigned to any successor in interest to the Company and Dr. Browne hereby consents to such assignment.

17.                                 Warranties and Representations.  Dr. Browne hereby warrants and represents to the Company that he is not a party to any other agreement or understanding with any other person or entity (including without limitation any agreements containing restrictive covenants governing post-employment competition, solicitation, the disclosure of confidential information, and intellectual property rights, and the like) that would, directly or indirectly, prevent him in any way from lawfully entering into this Agreement, performing any of the duties required hereunder (or that might be assigned to him in the future hereunder), or fully complying with and honoring each and every term, covenant, and promise contained in this Agreement.

18.                                 Lawful Employment in United States.  This Agreement is contingent upon Dr. Browne’s ability to be lawfully employed in the United States indefinitely, without employer sponsorship.  Customary documentation establishing work eligibility will be required in accordance with applicable law.

19.                                 Entire Agreement; Amendments.  This Agreement, including the recitals (which are a part hereof), together with the applicable bylaws and policies of the Company, constitutes the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied.  This Agreement may amended only in writing signed by both parties.

20.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

Dated this 14th day of July, 2004.

PHARMACOPEIA DRUG
DISCOVERY, INC.:

By:	/s/ Joseph A. Mollica	/s/ Leslie Johnston Browne
Joseph A. Mollica, Ph.D.		Leslie Johnston Browne, Ph.D.
Chairman of the Board